Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the use of our report dated March 8, 2006, with respect to the consolidated financial statements of Republic Bancorp, Inc., included in Citizens Banking Corporation’s Current Report on Form 8-K dated September 21, 2006.

/s/ Ernst & Young LLP

September 20, 2006
Detroit, Michigan